                                                                     EXHIBIT 12


                      CENDANT CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)


     In connection with the Company's discovery and announcement of accounting irregularities, previously reported information for periods prior to December 31, 1994 should not be relied upon (see Note 18 to the consolidated financial statements). Accordingly, the computation of Ratio of Earnings to Fixed Charges is presented for years subsequent to and including December 31, 1995.




                                                                             YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------------
                                                                  1998          1997          1996          1995
                                                              -----------   -----------   -----------   -----------
Income from continuing operations before income
 taxes, minority interest, extraordinary gain and
 cumulative effect of accounting change ...................    $  315.0      $  257.3      $  533.5      $  350.3
Plus: Fixed charges .......................................       676.6         409.4         325.6         291.2
Less: Equity income in unconsolidated affiliates ..........        13.5          51.3            --            --
 Capitalized interest .....................................          --            --           0.6            --
 Minority interest in mandatorily preferred
   securities .............................................        80.4            --            --            --
                                                               ---------     ---------     ---------     ---------
Earnings available to cover fixed charges .................    $  897.7      $  615.4      $  858.5      $  641.5
                                                               =========     =========     =========     =========
Fixed charges (1):
Interest, including amortization of deferred financing
 costs ....................................................    $  509.0      $  379.0      $  299.9      $  270.4
Capitalized interest ......................................          --            --           0.6            --
Other charges, financing costs ............................        27.9            --            --            --
Minority interest in mandatorily preferred securities .....        80.4            --            --            --
Interest portion of rental payment ........................        59.3          30.4          25.1          20.8
                                                               ---------     ---------     ---------     ---------
Total fixed charges .......................................    $  676.6      $  409.4      $  325.6      $  291.2
                                                               =========     =========     =========     =========
Ratio of earnings to fixed charges (2) ....................        1.33x         1.50x         2.64x         2.20x
                                                               =========     =========     =========     =========

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(1)   Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).

(2) For the years ended December 31, 1998, 1997 and 1996, income from continuing operations before income taxes, minority interest, extraordinary gain and cumulative effect of accounting change includes non-recurring other charges of $810.4 million (exclusive of financing costs of $27.9 million), $704.1 million and $109.4 million, respectively. Excluding such charges, the ratio of earnings to fixed charges for the years ended December 31, 1998, 1997 and 1996 is 2.52x, 3.22x and 2.97x,
      respectively.